Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168                                                                                                                 July 25, 2006

   AFOP REPORTS 2nd QUARTER 2006 RESULTS

   20% Sequential Revenue Growth And Turning Profitable

Sunnyvale, CA – July 25, 2006 — Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the second quarter ended June 30, 2006. The Company's GAAP results reflect the adoption of SFAS 123(R) regarding the expensing of stock-based compensation.

Revenues for the second quarter of 2006 totaled $6,252,000, a 20% increase from revenues of $5,221,000 recorded in the first quarter of 2006 and 21% increase compared with $5,178,000 for the year ago quarter. The Company recorded a net profit for the second quarter of 2006 of $19,000, or $0.00 per share, and improved over a net loss for the first quarter of 2006 of $(373,000), or $(0.01) per share. This compares to a net loss for the second quarter of 2005 of $(720,000), or $(0.02) per share.

Included in the expense for the quarter ended June 30, 2006 was $32,000 of stock-based compensation charges under SFAS 123R. Included in the expense for the quarter ended March 31, 2006 was $77,000 of stock-based compensation charges under SFAS 123R. There were no deferred stock-based compensation charges for the quarter ended June 30, and March 31, 2005, respectively.

Peter Chang, President and Chief Executive Officer, commented, "The second quarter of 2006 marked an important milestone in AFOP's quarterly financial results - AFOP returned to profitability. In the second quarter, not only did sales grow by 20% but gross margin also continued improving by 5% better than the year ago quarter."

"Our performance reflects increasing demand from key customers, solid progress in product development, and continuous improvement of our operations in Asia. Our balance sheet remains strong with cash and cash equivalents slightly increased from previous quarter at over $29 million."

"Based on input from our customers and current backlog, we expect that revenues will improve sequentially by 10 percent in the third quarter of 2006. Additionally, with continuous focus on operational efficiencies, we believe we will remain profitable in the coming quarter," concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on July 25, 2006 to discuss AFOP's second quarter 2006 financial results. To participate in AFOP's conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 207081. AFOP will also provide a live webcast of its second quarter 2006 conference call at AFOP's website www.afop.com. An audio replay will be available until August 1, 2006. The dial in number for the replay is 877-660-6853 or 201-612-7415. The replay passcodes (account # 286; conference ID#: 207081) are both required for the replay.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our ability to remain profitable, our ability to increase revenues and the extent of any revenue increase, the increase in customer demand for our products, our ability to maintain product development, our ability to continue to improve our Asian operations, our ability to continue to improve our gross margins, and our ability to control expenses, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's Form 10-Q for the quarter ended March 31, 2006. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Jun. 30 2006	Dec. 31, 2005
ASSETS
Current assets:
Cash and short-term investments	$29,366	$29,407
Accounts receivable	3,741	3,570
Inventories	4,239	3,670
Other current assets	590	634

Total current assets	37,936	37,281
Property and equipment, net	4,172	4,564
Other assets	132	105

Total assets	$42,240	$41,950

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,646	$2,342
Accrued expenses and other liabilities	2,326	2,428

Total current liabilities	4,972	4,770
Long-term liabilities	834	859

Total liabilities	5,806	5,629
Stockholders' equity	36,434	36,321

Total liabilities and stockholders' equity	$42,240	$41,950

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30 2006	Mar. 31 2006	Jun. 30 2005	Jun. 30 2006	Jun. 30 2005
Revenues	$6,252	$5,221	$5,178	$11,473	$10,184
Cost of revenues	4,621	3,884	4,077	8,505	8,152

Gross profit	1,631	1,337	1,101	2,968	2,032

Operating expenses:
Research and development	708	759	882	1,467	1,834
Sales and marketing	555	586	560	1,141	1,134
General and administrative	720	763	713	1,483	1,463

Total operating expenses	1,983	2,108	2,155	4,091	4,431

Loss from operations	(352)	(771)	(1,054)	(1,123)	(2,399)
Interest and other income, net	371	398	334	769	867

Net income (loss)	$19	$(373)	$(720)	$(354)	$(1,532)

Net income (loss) per share - basic and diluted	$0.00	$(0.01)	$(0.02)	$(0.01)	$(0.04)

Weighted average shares outstanding	40,086	39,771	39,259	39,930	39,138

Stock based compensation charges
Included in costs and expenses above:
Cost of revenue	$9	$23	$-	$32	$-
Research and development	6	14	-	20	-
Sales and marketing	4	12	-	16	-
General and administrative	13	28	-	41	-

Total	$32	$77	$-	$109	$-